LOCK-UP LETTER

Needham & Company, Inc.
445 Park Avenue
New York, NY 10022

Ladies and Gentlemen:

         The undersigned understands that you, as placement agent (the "Agent") propose to arrange for the sale (the "Placement") to certain accredited investors (the "Investors") of an aggregate of up to $10 million of Common Stock of SourcingLink.net Corporation, a Delaware corporation (the "Company").

         To induce the Agent and the Investors to continue their efforts in connection with the Placement, the undersigned hereby agrees that, without the prior written consent of the Agent on behalf of the Investors, he/she or it will not, during the period commencing on the date hereof and ending on the date the registration statement covering the shares of Common Stock being issued in the Placement becomes effective, (1) offer, pledge, sell, contract to sell, make any short sale, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrants to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, including without limitation the Series A Preferred Stock (collectively, the "Shares") or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Shares, in cash or otherwise. The foregoing sentence shall not apply to the conversion into shares of Common Stock of any warrants or Series A Preferred Stock held by the undersigned (but shall apply to the sale or transfer of any shares of Common Stock received by the undersigned pursuant to such conversion) or to any sale or transfer of any shares (i) as a bona fide gift or gifts, including, without limitation, transfers to beneficiaries or trusts for estate planning purposes, provided the donee or donees thereof agree in writing to be bound by the terms of this Lock-Up Letter and deliver an executed copy of this Lock-Up Letter to the Agent, or (ii) as a distribution to affiliates of the undersigned, if any, provided that distributees thereof agree in writing to be bound by the terms of this Lock-Up Letter and deliver an executed copy of this Lock-Up Letter to the Agent. In addition, the undersigned agrees that, without the prior written consent of the Agent on behalf of the Investors, it will not, during the period commencing on the date hereof and ending on the date the registration statement covering the shares of Common Stock being issued in the Placement becomes effective, make any demand for or exercise any right with respect to, the registration of any Shares, and that any piggyback registration rights the undersigned may have shall not apply to the registration statement covering the resale of the shares of Common Stock being issued in the Placement.

         The undersigned hereby acknowledges that this Lock-Up Letter is valid and binding notwithstanding any prior agreements relating to this matter and further agrees and consents to the entry of stop-transfer instructions with the Company's transfer agent against the transfer of shares of Common Stock held by the undersigned except in compliance with the terms and conditions of this Lock-Up Letter. The undersigned further acknowledges that the agreements of the undersigned are

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irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns. The undersigned also understands that the Company, the Agent and the Investors will proceed with the Placement in reliance on this Lock-Up Letter. Whether or not the Placement actually occurs depends on a number of factors, including market conditions. Any Placement will only be made pursuant to definitive agreements, the terms of which are subject to negotiation between the Company and the Investors. This Agreement shall expire by its terms if the Closing Date of the Placement does not occur by September 30, 1999.

                                    Very truly yours,

                                    /s/ Carlyle - QCS Partners, LP
                                    --------------------------------------------
                                    Name of Securityholder


                                    /s/ David M. Rubenstein
                                    --------------------------------------------
                                    Signature of Authorized Signatory


                                    /s/ David M. Rubenstein
                                    --------------------------------------------
                                    Print Name and Title, if applicable


                                    --------------------------------------------
                                    Additional Signatures, if stock jointly held


                                    August 5, 1999
                                    --------------------------------------------
                                    Date


                              Page 14 of 14 Pages